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EXHIBIT 99.3


                   GENIUS PRODUCTS ADDS FOUR INDUSTRY VETERANS
                              TO BOARD OF DIRECTORS


SOLANA BEACH, CALIFORNIA - (BUSINESS WIRE) - AUGUST 25, 2004 - Genius Products, Inc. (OTCBB:GNPI), a leading family home entertainment video, audio and distribution company, today announced that it will add four seasoned industry veterans to its board of directors to help guide the company through its planned aggressive expansion strategy. Effective September 1, 2004, Peter Schlessel, Charles Rivkin, Michael Koss and Alexander L. Cappello will join the board of directors, replacing two members and bringing the total composition of the board to five members. Independent directors Schlessel, Rivkin and Koss will also be appointed to the company's audit committee.

"We believe the combination of our strong brands, entertainment expertise and creative management team forms a strong foundation to expand into new markets and develop new and diverse products. These seasoned executives bring significant firepower to Genius at a critical time in the growth and development of our company," said Klaus Moeller, Genius Products' chief executive officer. "We believe their guidance will be instrumental as we move to grow and solidify our leadership position in family entertainment."

Genius distributes affordable DVDs and CDs of classic television, movie and radio programming and children's videos and music CDs, branded with powerhouse entertainment labels such as AMC(TM) (American Movie Classics(TM)); TV Guide(TM); the world famous Hollywood(TM) sign; Twilight Zone(TM), the company's own Baby Genius(R) and Kid Genius(R) brands and more. The company's newly established Genius Branded Distribution Network, a nationwide distribution channel that embraces both traditional home entertainment retailers and non-traditional platforms, including direct response, dollar stores and specialty and gift retailers, is anchored by distribution into the nation's largest DVD and music retailers.

Industry veteran Schlessel, age 42, served as both president and president of production for Columbia Pictures from 2000 to 2004, culminating a 15-year career with Sony Pictures Entertainment, a subsidiary of Sony Corporation (NYSE:SNE), in acquisition, marketing, production and distribution. His experience in content acquisition and production will assist Genius in growing its business.

On joining the Genius Products board, Schlessel said: "I've been extremely impressed with the position Genius has secured in the DVD marketplace in a very short period of time. They've brought branding to the budget DVD business - a smart and entrepreneurial marketing strategy and one which has placed their company solidly into the major growth area for home entertainment. I'm excited about joining them and adding my experience to help ensure their future success."

Entertainment insider Rivkin, age 42, most recently served as president and chief executive officer of The Jim Henson Company where he helped grow the company's value from $150 million to $1 billion. He joins Genius with extensive experience in multimedia production, licensing, merchandising, publishing and distribution of family entertainment products. Rivkin currently serves on the board of directors of The Jim Henson Company.

"Genius Products is building a powerful catalog of branded family entertainment products," Rivkin said. "They've also recognized and acknowledged the value-conscious consumer with their aggressive pricing strategies. I look forward to working with the Genius Products management team to help this impressive company realize its full potential."

Koss, age 50, is president and chief executive officer of Koss Corporation (NASDAQ NM: KOSS), a Milwaukee-based consumer electronics company. During the past 25 years, Koss has served the company in a variety of senior management positions including marketing, operations and corporate development.

"The management team at Genius Products has very quickly established itself as a significant force in the family entertainment industry," Koss said. "They've built a strong distribution platform to support its growth and success - aligning themselves with the strongest retailers in the nation. I am pleased to join the board and play a guiding role in the company's continued development."



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Cappello, age 48, brings to Genius nearly 30 years of global experience in all aspects of corporate management, finance, investment banking and merchant banking. He is the founder, chairman and chief executive officer of The Cappello Group, a specialty group of merchant and investment banking firms that serves as a principal and/or financial advisor to companies involved in transactions ranging from $10 million to $10 billion.

"Having known and followed Klaus and his management team's progress with Genius Products for many years, I have been both impressed and inspired by his leadership and entrepreneurial skill. I am proud to join his board and work toward taking the company through the next major steps in its growth," Cappello said.

Concurrent with the appointment of the new directors, Genius Products will accept the resignations of Nancy Evensen and Carl Amari from the board.

"I want to personally thank Nancy and Carl for their work on the board during their tenures," Moeller said. "Their service and support has been important as we have put in place our strategic plans for growth. I sincerely hope that Nancy and Carl will be able to join the company's planned advisory board in the near future. We look forward to the contributions and guidance that our newly constituted board will provide."

ABOUT GENIUS PRODUCTS, INC.
---------------------------

Genius Products, Inc. is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. Its products are sold through retail outlets nationwide under well-known brands including AMC, TV Guide, Baby Genius, Tonka(TM), My Little Pony(TM), Curious George(TM) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products.


SAFE HARBOR STATEMENT
---------------------

EXCEPT FOR HISTORICAL MATTERS CONTAINED HEREIN, CERTAIN STATEMENTS IN THIS NEWS RELEASE THAT RELATE TO PROJECTIONS, FUTURE PLANS, EVENTS OR PERFORMANCE MAY BE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS, SUCH AS EXPECTATIONS REGARDING CONTRIBUTIONS OF NEW BOARD MEMBERS TO THE SUCCESS OF ACHIEVING THE COMPANY'S GROWTH GOALS, INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES AND MANY IMPORTANT FACTORS MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE ABILITY OF BOARD MEMBERS TO INFLUENCE THE COMPANY'S STRATEGIC DIRECTION, TIMELY DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS AND GENERAL MARKET CONDITIONS. OTHER SUCH RISKS AND UNCERTAINTIES INCLUDE GENIUS PRODUCTS' ABILITY TO GROW ITS BUSINESS, TO OBTAIN ADDITIONAL LICENSES, TO MEET ANTICIPATED RELEASE SCHEDULES AND OTHER MATTERS, WHICH ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE FORWARD-LOOKING STATEMENTS ARE MADE AS OF THE DATE OF THIS RELEASE, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS. THE HISTORICAL RESULTS ACHIEVED BY THE COMPANY ARE NOT NECESSARILY INDICATIVE OF ITS FUTURE PROSPECTS.
================================================================================


Contacts:         Klaus Moeller
                  Chief Executive Officer
                  Genius Products, Inc.
                  858.793.8840

                  Cecilia A. Wilkinson/Rosemary Moothart
                  PondelWilkinson Inc.
                  Investor Relations, Corporate/Financial Communications 310.279.5980